Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement and related Prospectus of FlexShopper, Inc. on Form S-3 (No. [333-XXXX]) to be filed on or about June 27, 2017, of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015, and for each of the years then ended, included in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-3 and related Prospectus.

/s/ EISNERAMPER LLP

New York, New York
June 27, 2017